Exhibit 99.2

Boulder Specialty Brands, Inc. Closes Initial Public Offering

LONGMONT, Colorado, Dec. 21 /PRNewswire/ — Boulder Specialty Brands, Inc. (OTCBB: BDSBU) today announced the closing of its initial public offering of 12,760,840 units, including 12,760,840 shares of common stock and a like number of warrants, at $8 per unit. The offering generated gross proceeds to the Company of $102,086,720.

Citigroup Global Markets Inc. acted as sole book-running lead manager for the offering. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Citigroup Prospectus Delivery, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220 (telephone: 718-765-6732 or e-mail: Norma.I.Mendez@Citigroup.com).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Recently formed, Boulder Specialty Brands was organized to acquire one or more operating businesses in the food or beverage industries through a business combination.

Contact:	Stephen B. Hughes, Chief Executive Officer
Boulder Specialty Brands, Inc.
303-682-1982

SOURCE:	Boulder Specialty Brands, Inc.
12/21/2005